Exhibit 99.3

                         THE STEPHAN CO.
                      1850 West McNab Road
                   Fort Lauderdale, FL  33309



FOR IMMEDIATE RELEASE	                        Contact:  David Spiegel
						                     (954) 971-0600


STEPHAN ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS


Ft. Lauderdale, FL, May 18, 2005 -- The Stephan Co. (AMEX - TSC) The Stephan Co. (the "Company") announced today that on May 12, 2005, Richard A. Barone was appointed to serve on the Company's Board of Directors. For over 30 years, Mr. Barone has been active in the investment industry as a portfolio manager and is currently Chief Executive Officer and Portfolio Manager for Ancora Advisors. Mr. Barone is a graduate of Georgetown University and has a degree in Economics. It is anticipated that he will be nominated to serve on one or more committees of the Board of Directors, including the Audit Committee.

The Company also announced that, effective May 12, 2005, Michael S. Cordaro resigned as a member of the Company's Board of Directors for personal reasons. Mr. Cordaro was Chairman of the Audit Committee.

The Stephan Co. is engaged in the manufacture, distribution, and marketing of personal and hair care products.

Statements contained in this news release not strictly historical are forward looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. The Company makes these statements based on information available to it as of the date of this News Release and assumes no responsibility to update or revise such forward-looking statements.

Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may cause the Company's actual results to differ materially from such forward-looking statements.

These risks and uncertainties include, without limitation, appropriate valuation of the Company's assets, demand for the Company's products, competition from larger and/or more experienced suppliers of personal and hair care products, the Company's ability to continue to develop its markets, general economic conditions, governmental regulation, and other factors that may be more fully described in the Company's literature and periodic filings with the Securities and Exchange Commission.

AMERICAN STOCK EXCHANGE
SYMBOL - TSC